Exhibit 10.63

Portions of this exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions, marked "[***]," have been separately filed with the Securities and Exchange Commission.

        Amendment to the Services Agreement, dated July 27, 2000, Between
                 Distribution Associates, Inc. and Bluefly, Inc.

This Amendment ("Amendment") to the Services Agreement, dated July 27, 2000, ("Agreement") between NewRoads, Inc. ("NewRoads") (formerly National Catalog Corporation) and Bluefly, Inc. ("Bluefly" or "Company"), is entered into and is effective as of March 17, 2004. Capitalized terms not defined in this Amendment have the meanings ascribed to them in the Agreement.

1. Through out the Agreement, "NCC" or "National Catalog Corporation" or "Distribution Associates, Inc." shall be replaced with "NewRoads."

2. The next to last sentence in Section 6(a) of the Agreement shall be amended and restated in its entirety to read as follows:

     Notwithstanding the foregoing, except to the extent that NewRoads' actual labor costs increase with wage rates in which case the limitations on Adjusted Actual Variable Costs described below will increase proportionally, the Adjusted Actual Variable Costs (excluding supervisors) shall, in no event, include more than $[***] per item of costs associated with picking, packing and shipping Merchandise. This cap is based upon the specifications in place as of the date of this Amendment. Any change to such specification must be agreed to in writing by an officer of NewRoads or this cap is not applicable. In addition, the source for this data point shall be the "MIR" report delivered by NewRoads to Company once each month. For purposes of this measurement, gift-wrapping should be excluded.

3. The following text is inserted as new Section 6(c). This section addresses the need to provide for disputes of the Adjusted Actual Variable Cost.

     In the event Company disputes any portion of the Adjusted Actual Variable Cost, as billed to Company, Company shall provide written notice to NewRoads of such dispute explaining in adequate detail the basis for the dispute and its estimate of the dollar value of the dispute. Such notice shall be provided to the Vice President/General Manager at the facility location and to the Account Manager, assigned to Company. The parties agree to work diligently in good faith to resolve such dispute. If such dispute cannot be resolved within one calendar week, such dispute may, at the option of either party, be brought to the attention of appropriate executives of the parties for additional review. If, four weeks after such dispute has been escalated to executives, such dispute is still unresolved,

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

Portions of this exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions, marked "[***]," have been separately filed with the Securities and Exchange Commission.

     either party may invoke the arbitration options provided for in Section 27, herein. Further, specifically regarding procedures and instructions for receiving Merchandise and preparing it for sale, the parties agree to negotiate in good faith to establish a mutually agreeable auditable record keeping process to insure the clarity of instruction for handling any specific receipt and to facilitate the resolution of any dispute regarding same. No dispute regarding the Adjusted Actual Variable Cost may be initiated if 26 weeks have elapsed since the date of the invoice and each party waives any claim it may have regarding such a dispute as of the date that is 26 weeks after the date of the invoice at issue unless written notice of dispute has been provided prior to that date.

4. Section 22(d), shown below, is amended and restated in its entirety to read as follows:

     Neither NewRoads, nor any of its affiliates, shall provide services to a Competitive Business in the same facility where Company's Merchandise is received or stored for the Term of this Agreement. For purposes hereof, a "Competitive Business" means a business that generates more than twenty percent (20%) of its revenues through the sale of multiple brands of fashion products at prices that are consistently discounted to retail prices, exclusive of any "sale" items. NewRoads shall not enter into any agreement with any company who is a client of NewRoads that would prohibit or limit its ability to provide services to the Company under this Agreement or any extension hereof.

5.   Fixed Fee Schedule.

     NewRoads will reduce the fees on the Fixed Fee Schedule by [***] effective on April 4, 2004. For example, in January 2004, NewRoads invoiced Bluefly a Fixed Fee of $[***] per order. This [***] discount would have resulted in a Fixed Fee of $[***] per order. The parties acknowledge that, based on current run rates, the Fixed Fee per order for the period from August 1, 2003 through July 31, 2004 should be invoiced at the [***] order per year level. NewRoads will invoice the Company at these rates for the remainder of the 12 months ended July 31, 2004, and a reconciliation for the period from August 1, 2003 to the change in invoice rates shall be performed at the end of such 12 month period.

6.   New Agreement and Right to Terminate

     Subject to the termination provisions provided in the Agreement, the Term will run through July 27, 2005 (the "Expiration Date") without any further extension of the Term. Notwithstanding the foregoing or anything to the contrary in the Agreement, the Company shall have the right to terminate the Agreement prior to

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

Portions of this exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions, marked "[***]," have been separately filed with the Securities and Exchange Commission.

     the Expiration Date on 90 days' prior written notice. The parties agree that, in the event that they mutually determine to continue a relationship beyond the Expiration Date, they will work diligently in good faith to reach terms and conditions for a new agreement to replace the Agreement by no later than 180 days prior to the Expiration Date.

     If Company exercises its option to terminate under this Section, NewRoads pledges to work diligently, professionally and in good faith to comply with all its obligations and to insure a smooth transition.

7. Financial Settlement. The list below sets forth certain unresolved issues relating to responsibility for certain disputed amounts under the Agreement and related consequences under the Agreement. By execution and delivery of this Amendment, each party waives any monetary claim it may have to such unresolved issues and disputed amounts (including waiving any claim to consequential adjustments under the Agreements) as set forth below.

     . Bluefly has a list of "Warehouse Losses" totaling $[***], dating from November 2002 thru July 2003. NewRoads has reviewed this list and believes the correct value of the listed items is $[***]. By execution and delivery of this Amendment, Bluefly agrees to accept NewRoads' value.

     . Bluefly believes NewRoads is responsible for a loss involving Dolce which cost Bluefly $[***]. By execution and delivery of this Amendment, Bluefly waives any claim it may have regarding this alleged loss involving Dolce.

     . In 2002, NewRoads offered Bluefly a credit of approximately $[***] to settle a financial dispute relating to "caps" on the adjusted variable cost of pick/pack/ship. The conditions of this offer were unacceptable to Bluefly. By execution and delivery of this Amendment, Bluefly waives any claim it may have relating to this financial dispute.

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

Portions of this exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions, marked "[***]," have been separately filed with the Securities and Exchange Commission.

     . NewRoads has notified Bluefly that under the terms of the Agreement, and based upon the Actual Gross Orders handled by NewRoads on behalf of Bluefly during the 12 months ending 7/31/2003, an adjustment to the Fixed Fee charged to Bluefly is due. The total amount of such adjustment is approximately $[***]. This adjustment is due because, during the 12 months ending 7/31/2003, NewRoads billed the Fixed Fee Per Order based upon Bluefly's forecast of over [***] orders. The Actual Gross Orders handled was approximately [***]. Thus, the adjustment to the Fixed Fee Per Order should be the difference between the [***] order Fixed Fee and the [***] order Fixed Fee multiplied by the number of Orders. By execution and delivery of this Amendment, NewRoads waives any right it may have to adjust the Fixed Fee based on the Actual Gross Orders for the 12 months ending 7/31/2003 (namely the approximately $[***] adjustment described above).

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

IN WITNESS WHEREOF, Bluefly has executed this Amendment effective the date first above written and NewRoads has executed and accepted this Amendment effective the same date.

NewRoads, Inc.                          Bluefly, Inc. ("Bluefly")


By:    /s/ Michael Shelton              By:    /s/ Patrick C. Barry
       ----------------------------            ---------------------------------
Name:  Michael Shelton                  Name:  Patrick C. Barry
       ----------------------------            ---------------------------------
Title: Executive Vice President         Title: Chief Operating Officer and Chief
                                               Financial Officer
       ----------------------------            ---------------------------------

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